ARROW ELECTRONICS, INC.
25 Hub Drive
Melville, New York 11747-3409


              ARROW ELECTRONICS ANTICIPATES LOWER FOURTH QUARTER EARNINGS
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FOR IMMEDIATE RELEASE
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MELVILLE, NEW YORK, January 12, 1999 -- Arrow Electronics, Inc.
(NYSE:ARW) announced that fourth quarter earnings are likely to be below analysts' expectations. The company indicated that the decrease in earnings was principally attributable to lower than expected sales in Northern and Central Europe, coupled with continued pressure on gross profit margins in the company's North American components operations and certain Asian markets. Gates/Arrow Distributing, the Arrow subsidiary that distributes computer products in North America, continued to operate at satisfactory levels and reported sales and operating income ahead of the third quarter.

Based upon preliminary results for the quarter, the company believes that fourth quarter earnings are expected to be between $.30 and $.35 per share on a fully diluted basis. This compares with $.37 per share in the third quarter of 1998 and $.53 per share in the fourth quarter of 1997.

Arrow Electronics is the world's largest distributor of electronic components and computer products, with 1997 sales of $7.8 billion. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 160,000 original equipment manufacturers and commercial customers through more than 200 sales facilities and 26 distribution centers in 32 countries. Detailed information about Arrow's operations can be found at www.arrow.com.


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CONTACT:         Robert E. Klatell
                 Executive Vice President
                 516-391-1300



The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements based on current expectations that could be affected by the risks and uncertainties involved in the company's business. These risks and uncertainties include, but are not limited to, the effect of economic and market conditions, opportunities for acquisitions and the company's ability to effectively integrate acquired companies, risks associated with foreign operations, such as currency fluctuations, possible increases in shipping rates or interruptions in shipping service, the addition or loss of suppliers, allocation of products by suppliers, changes in market demand and pricing pressure, the level and volatility of interest rates, the impact of current or pending legislation and regulations, fluctuation in quarterly results, as well as the risks described from time to time in the company's reports to the Securities and Exchange Commission, including the company's Annual Report on Form 10-K.